Exhibit 2.7

EXECUTION COPY

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Amendment, dated as of March 22, 2011 (this “Amendment”), to the Agreement and Plan of Merger, dated as of September 3, 2010 (the “Merger Agreement”), by and among DMI BioSciences, Inc., a Colorado corporation (the “Company”), Ampio Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Ampio Acquisition, Inc., a Colorado corporation and wholly-owned subsidiary of Parent (the “Merger Subsidiary”); and the Company’s Control Shareholders.

WHEREAS, Section 9.1 of the Merger Agreement permits the parties to amend the Merger Agreement by execution of an instrument in writing signed by each of Parent, Merger Sub, the Company, and the Control Shareholders; and

WHEREAS, each of Parent, Merger Sub, the Company, and the Control Shareholders desire to amend the Merger Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements specified in this Amendment, Parent, Merger Sub, the Company, and the Control Shareholders hereby agree as follows:

1. Amendment of Section 3.3(a) of the Merger Agreement. Section 3.3(a) of the Merger Agreement is amended to add the following language to the end of Section 3.3(a):

“Notwithstanding any other language to the contrary set forth herein, for purposes of Colorado state law compliance only and not with respect to any other law or regulation including, but not limited to, Federal securities law, the Parties agree that the vote of the shareholders of the Company held on September 14, 2010 shall be deemed to meet the requirements of Section 7-107-102 of the Colorado Business Corporations Act and, for the aforementioned purpose only, the vote of the Company shareholders on September 14, 2010 shall be accepted, acknowledged and agreed by the Parties as Company shareholder approval of the Merger, this Agreement, and any other transaction contemplated by this Agreement. To the extent this contractual provision is inconsistent with the prior amendment to the Agreement dated December 31, 2010 (the “Prior Amendment”), this Amendment will control. The Parties acknowledge and agree that the condition to closing concerning the provision of an information statement/prospectus has been satisfied by delivery of such information statement/prospectus to the Company’s shareholders, and that the Majority Shareholders will execute and deliver the Majority Shareholder consent to Parent in order to satisfy the requirements of the previously executed Consent Agreement. However, Parent and the Company agree that the Consent Agreement shall not control with respect to the requirement of shareholder approval under Section 7-107-102 of the Colorado Business Corporations Act, which shall be governed as described above.

2. Amendment of Sections 3.1 and 3.2 of the Merger Agreement. Sections 3.1 and 3.2 of the Merger Agreement are amended in order to delete the requirements for delivery of legal opinions from counsel to the Company and Parent.

3. Representations and Warranties. Each of the Company, Parent and Merger Sub represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment, (ii) this Amendment has been duly and validly authorized by all necessary action of its Board of Directors and, with respect to the Company, the Company’s Board of Directors has unanimously approved this Amendment, and (iii) this Amendment has been duly and validly executed and delivered and, assuming due authorization and execution by the other parties hereto, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

4. Defined Terms; Conflict. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement. In the event of any conflict between the Agreement or the Prior Amendment and this Amendment, this Amendment will control.

5. No Other Modification. The Merger Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law rules of such state.

7. Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

COMPANY:

DMI BioSciences, Inc.

By:	/s/ Bruce G. Miller
Name:	Bruce G. Miller
Title:	President

PARENT:

Ampio Pharmaceuticals, Inc.

By:	/s/ Donald B. Wingerter, Jr.
Name:	Donald B. Wingerter, Jr.
Title:	Chief Executive Officer

MERGER SUBSIDIARY:

Ampio Acquisition, Inc.

By:	/s/ Donald B. Wingerter, Jr.
Name:	Donald B. Wingerter, Jr.
Title:	Chief Executive Officer

“DMI BIOSCIENCES CONTROL SHAREHOLDERS” or “COMPANY CONTROL SHAREHOLDERS”:

/s/ Bruce G. Miller
Bruce G. Miller

/s/ David Bar-Or
David Bar-Or

/s/ Raphael Bar-Or
Raphael Bar-Or

/s/ James Winkler
James Winkler

/s/ Wannell Crook
Wannell Crook

Genesis Investment Fund, for itself and its Affiliates:

By:

Print Name:

Title:

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